UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 21, 2015

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Executive Bonus Plan

On March 21, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Cornerstone OnDemand, Inc. (the “Company”) established an executive compensation plan for fiscal year 2015 (the “2015 Plan”) as part of its annual review of base salaries and target incentive compensation for the Company’s executive officers (except for Vincent Belliveau and David Carter, for whom the Company has approved the sales commission plans described below).

Under the terms of the 2015 Plan, each of the eligible executive officers will be entitled to receive a bonus that will vary in amount depending on the Company’s success in achieving certain performance targets with respect to revenue, non-GAAP operating cash flow, and non-GAAP net income (loss). The amount payable with respect to each metric may be greater or less depending on the extent to which the Company’s performance exceeds or falls short of the applicable target. The target bonus amount for Adam Miller, the Company’s Chief Executive Officer, is 100% of base salary, and the target bonus amounts for the Company’s other executive officers are between 50% and 70% of their respective base salaries. No bonus payout for a particular performance metric will be earned unless the performance threshold for that metric is met.

The following table shows the target bonus amount payable under the 2015 Plan if the Company achieves each performance metric at target for each of the following named executive officers:

	Target Bonus Amount
Named Executive Officer	($)	% of Base Salary
Adam Miller, President and Chief Executive Officer	$425,000	100
Perry Wallack, Chief Financial Officer	$227,500	70
Mark Goldin, Chief Technology Officer	$234,500	70

Commission Plans of Certain Executive Officers

On March 21, 2015, the Compensation Committee approved the terms of the fiscal year 2015 sales commission plans for each of Vincent Belliveau, the Company’s Senior Vice President and General Manager of Europe, Middle East and Africa (the “Belliveau Commission Plan”), and David Carter, the Company’s Senior Vice President of Sales (the “Carter Commission Plan”). Each of the commission plans is effective as of January 1, 2015.

Under the Belliveau Commission Plan, Mr. Belliveau is eligible to receive commissions based on total direct sales in Europe, the Middle East and Africa. To the extent Mr. Belliveau exceeds his sales quota for revenue in 2015, his commission rate for 2015 sales will be increased with respect to revenue exceeding his sales quota. In addition, Mr. Belliveau is eligible to receive bonuses totaling up to €20,000 if he meets certain milestone sales targets by specified dates.

For fiscal year 2015, the following table shows the target commission and target bonus that Mr. Belliveau is eligible to earn under the Belliveau Commission Plan:

Target 2015 Commission(1)	Target 2015 Bonus(2)
$327,600	$21,338

(1)	This amount represents the total performance-based commissions that will be earned under the Belliveau Commission Plan if (i) Mr. Belliveau achieves the sales quota established under the Belliveau Commission Plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, is consistent with the Company’s projections.
(2)	Mr. Belliveau’s target bonus is €20,000, which has been converted into U.S. Dollars at a rate of $1.0669 Dollars per Euro, the exchange rate in effect on March 20, 2015. The target bonus of €20,000 represents the amount that Mr. Belliveau is eligible to receive if he meets all milestone sales targets by the dates specified in the Belliveau Commission Plan.

Under the Carter Commission Plan, Mr. Carter is eligible to receive commissions based on total direct sales in the United States. To the extent Mr. Carter exceeds his sales quota for revenue in 2015, his commission rate for 2015 sales will be increased with respect to revenue exceeding his sales quota. In addition, Mr. Carter is eligible to receive bonuses totaling up to $20,000 if he meets certain milestone sales targets by specified dates.

For fiscal year 2015, the following table shows the target commission and target bonus that Mr. Carter is eligible to earn under the Carter Commission Plan:

Target 2015 Commission(1)	Target 2015 Bonus(2)
$372,000	$20,000

(1)	This amount represents the total performance-based commissions that will be earned under the Carter Commission Plan if (i) Mr. Carter achieves the sales quota established under the Carter Commission Plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, is consistent with the Company’s projections.
(2)	The target bonus of $20,000 represents the amount that Mr. Carter is eligible to receive if he meets all milestone sales targets by the dates specified in the Carter Commission Plan.

The foregoing descriptions of the Belliveau Commission Plan and the Carter Commission Plan are qualified in their entirety by reference to the full text of such plans, each of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2015.

2015 Base Salary Increase

On March 21, 2015, the Compensation Committee approved an increase in Mr. Belliveau’s base salary from €200,000 to €250,000 (or approximately $213,000 to $267,000 based on a $1.0669 Dollar to Euro exchange rate as of March 20, 2015).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Weiss
Adam Weiss
Vice President, Business Affairs & General Counsel

Date: March 26, 2015